Exhibit 99.1

Feldman Mall Properties Announces Joint Venture with Kimco Realty Corp. on Foothills Mall in Tucson, Arizona and Provides Year End 2005 & 1st Quarter 2006 Guidance

NEW YORK–(BUSINESS WIRE)–Feb. 22, 2006–Feldman Mall Properties, Inc. (NYSE: FMP), a real estate investment trust exclusively focused on the renovation and repositioning of regional shopping malls, today announced that it has entered into a joint venture agreement with a subsidiary of Kimco Realty Corp. (NYSE: KIM) in connection with the Foothills Mall, located in the suburbs of Tucson, Arizona.

Under the terms of the joint venture, a subsidiary of FMP will convey the property to the venture at a price of $104 million, plus closing costs. The closing date of the joint venture is anticipated to be in early May of 2006 and is subject to the joint venture's ability to obtain new mortgage financing. The Company estimates that Kimco's contribution to the venture will be a maximum of approximately $25 million. At closing, the Company expects to derive approximately $39 million in cash from the transaction and expects that it will retain a $7.2 million equity interest in the property.

FMP will be the managing member of the LLC and will be responsible for the management, leasing and construction of the property.

Contemporaneous with the execution of the joint venture agreement, Kimco is providing FMP with a bridge loan facility in the amount of $17.2 million. The loan must be repaid at the time of the closing of the joint venture (anticipated in May of 2006). The Company intends to use the proceeds of this bridge loan for general corporate purposes, including potential new acquisitions.

Larry Feldman, Chairman and CEO of Feldman Mall Properties, stated, "This is a great transaction for both FMP and Kimco. Our extensive redevelopment efforts on Foothills Mall have resulted in a significant increase in the value of the property over the value at the time of our initial public offering in December 2004 and we are delighted that this transaction will allow us to continue to hold a majority interest in future profits after preferred returns to Kimco and the Company. For Kimco, the Foothills Mall is an ideally located property with significant upside and for us, we're excited to continue our strategic business relationship with Kimco and look forward to possible additional transactions."

Dave Henry, Vice Chairman and Chief Investment Officer of Kimco, added, "We are pleased about entering into this joint venture with Feldman Mall Properties. We believe that our investment in this property will be very successful and we have confidence in FMP's ability to add value to the mall as new tenants are added to the already strong rent roll in place. We also look forward to continuing our strategic relationship with FMP and to the possibility of future transactions with FMP."

Earnings Guidance

Today the Company is revising its fourth quarter FFO (Funds From Operations) guidance to reflect lower than originally expected results. The Company now expects fourth quarter FFO to be in a range of $.17 to $.18 per share.

The Company's reduced guidance for the fourth quarter of 2005 is primarily due to much higher than anticipated Sarbanes Oxley costs and certain one time non-recurring items. The Sarbanes Oxley costs are estimated to be $800,000 for the 4th quarter of 2005 and $1.7 million for the full year of 2005. The Company expects that its SOX costs will decline by 40% to 50% in 2006. The one time non-recurring items in the 4th quarter include an SFAS 141 adjustment with respect to the Northgate Mall Property and a credit due to the previous owner of the Stratford Mall property. These adjustments impacted earnings by approximately $500,000.

The Company is providing preliminary guidance for the first quarter of 2006 with FFO to be in the range of $.19 to $.21 per share. The first quarter figures reflect the seasonal revenue reductions (sequentially from the previous quarter) and lower renewal rates on expiring leases for properties under redevelopment. The Company does expect improvement to FFO in the second quarter of 2006. The Company will provide more details regarding 2005 earnings and first quarter guidance on its conference call on Monday, March 6th at 11 am ET (call in numbers for the earnings will be released later today).

Larry Feldman commented as follows: "Because many of our properties are undergoing redevelopment, we expect substantial earnings fluctuations from quarter to quarter. In spite of these fluctuations, we believe that our redevelopment and leasing programs will increase the value of each of our properties. The Foothills Mall and today's announcement is a great example of how we increase the value of a mall through our redevelopment and leasing programs."

To receive the Company's latest news releases and other corporate documents, please contact the Company at (516) 684-1239. All releases and supplemental data can also be downloaded directly from the Feldman Mall Properties website at: www.FeldmanMall.com.

About Feldman Mall Properties, Inc.

Feldman Mall Properties, Inc. acquires, renovates and repositions enclosed retail shopping malls. Feldman Mall Properties Inc.'s investment strategy is to opportunistically acquire underperforming malls and transform them into physically attractive and profitable Class A or near Class A malls through comprehensive renovation and re-tenanting efforts aimed at increasing shopper traffic and tenant sales.

CONTACT: Feldman Mall Properties, Inc. Larry Feldman or Thomas E. Wirth 516/684-1239

SOURCE: Feldman Mall Properties, Inc.